SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                            SEC FILE NUMBER:  0-28274

                                  (Check One):

   [ ] Form 10-K and Form 10-KSB     [ ] Form 20-F     [ ] Form 11-K
   [X] Form 10-Q and Form 10-QSB     [ ] Form N-SAR

                        For Period Ended:  June 29, 1997

        [ ]  Transition Report on Form 10-K
        [ ]  Transition Report on Form 20-F
        [ ]  Transition Report on Form 11-K
        [ ]  Transition Report on Form 10-Q
        [ ]  Transition Report on Form N-SAR

             For the Transition Period Ended:   ________________________


        Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
                       ___________________________________

        If the notification relates to a portion of the filing checked above,
   identify the Item(s) to which the notification relates:     _____________

        __________________________________________________________________

                        Part I -- Registrant Information
        __________________________________________________________________

   Full Name of Registrant:           Sykes Enterprises, Incorporated
   Former Name if Applicable:
   Address of Principal Executive
      Office (Street and Number):     100 North Tampa Street, Suite 3900
   City, State and Zip Code:          Tampa, Florida  33602

        __________________________________________________________________

                       Part II -- Rules 12b-25(b) and (c)
        __________________________________________________________________

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

        [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
        __________________________________________________________________

                              Part III -- Narrative
        __________________________________________________________________

        State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

        The Registrant's Quarterly Report on Form 10-Q for the period ended June 29, 1997 (the "Form 10-Q") could not be filed timely because of a delay in preparing the Registrant's consolidated financial statements due to two acquisitions by the Registrant during the three month period ended June 29, 1997. Because these acquisitions have been accounted for as pooling-of-interests, the Registrant's consolidated financial statements for the periods presented in the Form 10-Q have been restated to include the accounts of the acquired companies.

        __________________________________________________________________

                          Part IV -- Other Information
        __________________________________________________________________

        (1) Name and telephone number of person to contact in regard to this notification:

           Scott J. Bendert                  (813) 274-1000
                (Name)               (Area Code)(Telephone Number)

        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                              [X] Yes  [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [ ] Yes  [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                      ____________________________________

                         SYKES ENTERPRISES, INCORPORATED
                  (Name of Registrant as specified in charter)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



   Date:     August 14, 1997               By:  /s/ Scott J. Bendert
                                                Scott J. Bendert
                                                Chief Financial Officer